Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations, Allied Devices Corp.	e-mail: info@allieddevices.com
	Paul M. Cervino 516-935-1300x238	Internet site: www.allieddevices.com

ALLIED DEVICES TO HALT OPERATIONS

Hicksville, NY, (April 15, 2003)... Allied Devices Corporation (ALDVQ.PK) (the “Company”) filed for protection from creditors under Chapter 11 of the Bankruptcy Code on February 19, 2003.

The Court approved a consent stipulation between the Company and its secured lenders which permitted the Company to operate while it sought a sale of the Company, as a going concern, in part or in whole.  Although the Company received many inquiries, no one has emerged as a buyer for the Company as a going concern.

As a result, the Company will cease operations, complete an orderly wind down, and liquidate its assets.  An auction sale of assets, which are subject to the liens of secured creditors, is to be held in the Bankruptcy Court at noon on April 28, 2003.  All proceeds from this auction sale will be distributed to the creditors secured by such assets.  Since the estimated auction value of the assets to be sold is insufficient to satisfy the secured creditors’ claims, neither unsecured creditors nor common stockholders of the Company will receive any of the proceeds.

On March 20, 2003, BDO Seidman, LLP declined to continue as auditors of the Company.  Since the Company is winding down, no new auditors will be engaged.

All statements contained herein that are not historical facts, including but not limited to statements regarding the Company’s current business strategy and the Company’s plans for future development, operations and capital raising, are based upon current expectations.  For factors, which could affect the realization of those expectations, see the Company’s current annual report on Form 10-K.